MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                         RESULTS OF OPERATIONS

  Results of Operations

       Danaher Corporation (the "Company") operates a variety of businesses through its wholly-owned subsidiaries. These businesses are conducted in two business segments: Tools and Components and Process/Environmental Controls. In Tools and Components, the Company is the principal manufacturer of Sears, Roebuck and Co.'s Craftsman line, National Automotive Parts Association (NAPA ) line, K-D automotive line, and the Matco , Armstrong and Allen lines of mechanics' hand tools. The Company also manufactures Allen wrenches, Jacobs drill chucks and diesel engine retarders, Delta storage containers and Coats and Ammco wheel service equipment. In its Process/Environmental Controls segment, the Company is a leading producer of compact electronic test tools, leak detection sensors for underground fuel storage tanks and motion, position, temperature, pressure, level, flow and power reliability and quality control devices.

       Presented below is a summary of sales by business segment (000's omitted).

                       1997               1996                1995
  Tools and
   Components  $1,192,761  47.9%  $1,103,443  49.4%   $1,005,005  52.9%

  Process/
   Environmental
   Controls     1,299,241  52.1%   1,129,750  50.6%      894,458  47.1%

               $2,492,002 100.0%  $2,233,193 100.0%   $1,899,463 100.0%


  Tools and Components

       The Tools and Components segment is comprised of the Danaher Hand Tool Group (including Special Markets, Asian Tools and Professional Tools divisions), Matco Tools, Jacobs Chuck Manufacturing Company, Delta Consolidated Industries, Jacobs Vehicle Systems, Hennessy Industries and the hardware and electrical apparatus lines of Joslyn Manufacturing
Company ("JMC").   This segment is one of the largest domestic producers
and distributors of general purpose and specialty mechanics' hand tools. Other products manufactured by these companies include tool boxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, custom designed headed tools and components, hardware and components for the power generation and transmission industries, high quality precision socket screws, fasteners, and high quality miniature precision parts.

  1997 COMPARED TO 1996

       Sales in 1997 were 8% higher than in 1996. An acquisition in the first quarter of 1997 accounted for 3%, price increases provided less than 1% and higher shipment volume provided 5%. Demand for drill chucks and diesel engine retarders was particularly strong in 1997. Operating margins increased from 11.6% to 12.1%, reflecting increased fixed cost leverage as well as continued process improvements in manufacturing operations.

  1996 COMPARED TO 1995

       Sales in this segment increased 10% from 1995. Of this increase, acquisitions accounted for approximately 5%, higher unit volumes accounted for approximately 5% and increased average pricing accounted for less than 1%. Sales levels were benefitted by particularly strong demand in the mobile tool distribution and storage device areas, offset somewhat by decreased demand for diesel engine retarders as North American and Asian heavy truck production decreased in 1996. Operating margins increased from 11.2% to 11.6%. This margin increase reflects the benefits of the higher sales volumes and continued manufacturing process improvements, offset by the full year effect of the lesser margins associated with the hardware and electrical apparatus lines of JMC.

  Process/Environmental Controls

       The Process/Environmental Controls segment includes Fluke Corporation, Veeder-Root Company, Danaher Controls, Partlow, Anderson Instruments, West Instruments, Ltd., QualiTROL Corporation, A.L. Hyde Company, Hengstler, American Sigma, the controls product line business units of Joslyn Corporation, the operating businesses of Acme-Cleveland Corporation (Namco Controls, Dolan-Jenner, M&M Precision Systems, TxPort, Inc., Communications Technology Corporation) and Current Technology, Inc. and Gems Sensors, Inc., both acquired in 1997. These companies produce and sell compact electronic test tools, underground storage tank leak detection systems and temperature, level, motion and position sensing devices, power switches and controls, communication line products, power protection products, liquid flow measuring devices, telecommunication products, quality assurance products and systems, and electronic and mechanical counting and controlling devices. These products are distributed by the Company's sales personnel and independent representatives to original equipment manufacturers, distributors and other end users.

  1997 COMPARED TO 1996

       Sales in 1997 were 15% higher than in 1996 for this segment. The acquisitions of Gems Sensors and Current Technology in 1997, as well as the full-year effect of the Acme-Cleveland acquisition in July, 1996, contributed 9% of the increase. Of the remaining increase, higher unit volume contributed 5% and increased average pricing provided 1%, while foreign currency translation resulted in a 2% decrease. Operating margins decreased from 13.6% to 13.2%, largely from restructuring activities at Fluke's European operations.

  1996 COMPARED TO 1995

       Sales growth of 26% in 1996 was largely the result of the full year effect of the September, 1995 Joslyn acquisition and the 1996 Acme-Cleveland acquisition. Acquisitions contributed the majority of the growth, with the balance coming from higher unit volumes of 3% and price increases averaging less than 1%. Demand was very strong in the North American market, which was largely offset by sluggish economic conditions in international markets, particularly in Germany. Operating profit increased 32% from 1995, reflecting the acquired businesses' contributions and a steady overall contribution from the base businesses.


  Discontinued Operations

       In January, 1996, the Company divested its Fayette Tubular Products subsidiary. As the Company no longer operates in the Transportation business segment, Fayette's operation is shown as a discontinued operation. A gain of approximately $80 million was recognized in the first quarter of 1996.


  Gross Profit

       Gross profit, as a percentage of sales, in 1997 was 35.9%, a 1.0 point decrease compared to the 36.8% achieved in 1996. The Fluke European restructuring was the largest contributor to this decline. A shift in product mix associated with the acquisitions also impacted gross profit.

       Gross profit margin in 1996 was 36.8%, a 1.7 percentage point improvement compared to 1995. Productivity improvements were achieved in all business segments and a shift in mix to the higher margin products of the acquired companies in the Process/Environmental Controls business segment contributed to the improvement.


  Operating Expenses

       Selling, general and administrative expenses for 1997 as a percentage of sales were approximately 1.1 percentage points lower than the 1996 level. This reflects improved fixed cost ratios associated with higher sales levels.

       In 1996, selling, general and administrative expenses were 24.9% of sales, an increase of 1.1 percentage points from 1995 levels. This principally reflects the higher operating expense levels of the businesses acquired in 1996 and 1995.


  Interest Costs and Financing Transactions

       The Company's debt financing is privately placed debt maturing in April, 2003 at an average interest cost of 7.2%, uncommitted lines and a revolving credit facility which provides for senior financing of $250 million for general corporate purposes. The interest rates for borrowing
  under the facility float with base rates.   Interest expense in 1997 was
  21% lower than in 1996 due to substantial cash flow generated from operations. Interest expense in 1996 was $8.1 million higher than in 1995 as average borrowing levels increased due to acquisitions.


  Income Taxes

       The 1997 effective tax rate of 38.6% is 0.2 percentage points higher than in 1996, reflecting a greater impact of nondeductible amortization resulting from the acquisitions. The 1996 effective rate of 38.4% is 0.3 percentage points higher than in 1995, as certain foreign loss carryforwards were not available to reduce tax expense in 1996.


  Inflation and Other

       The effect of inflation on the Company's operations has been minimal in 1997, 1996, and 1995.

  Liquidity and Capital Resources

       The Company acquired Acme-Cleveland Corporation for approximately $200 million in July, 1996 and, in September, 1995, acquired Joslyn Corporation for approximately $245 million in cash consideration. See
  Note 2 to Consolidated Financial Statements for a further discussion of the impact of these acquisitions. In January, 1996, the Company sold its Fayette Tubular Products subsidiary for $155 million in cash consideration; the proceeds were used to reduce short-term borrowings.

       As discussed previously, $86 million of the Company's debt is fixed at an average interest cost of 7.2%. Substantially all remaining borrowings are short-term in nature and float with referenced base rates. As of December 31, 1997, the Company has unutilized commitments under its revolving credit facility of $250 million.

       Cash flow has been strong in all periods from 1995 through 1997. Operations generated $302 million, $254 million and $217 million in cash in 1997, 1996 and 1995, respectively. The principal use of funds has been capital expenditures of $87 million, $64 million and $70 million in 1997, 1996 and 1995, respectively, and cash paid for acquisitions of $147 million, $246 million and $208 million in 1997, 1996 and 1995, respectively. Cash flow for 1996 included the $155 million proceeds from the Fayette sale. The net result of the above, combined with working capital changes, was a decrease in debt of $41 million in 1997, $55 million in 1996, and an increase of $86 million in 1995.

       The Company's funds provided from operations, as well as the existing bank facility and available credit lines, should provide sufficient available funds to meet the Company's working capital, capital expenditure, dividend and debt service requirements for the foreseeable future.
                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


  To the Shareholders and Board of
  Directors of Danaher Corporation:

       We have audited the accompanying consolidated balance sheets of Danaher Corporation (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997.
These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of Danaher Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                     ARTHUR ANDERSEN LLP

  Washington, D.C.
  July 9, 1998

DANAHER CORPORATION AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF EARNINGS
  (in thousands, except per share data)

                                Year Ended December 31,

                             1997          1996         1995

  Sales. . . . . . .     $2,492,002    $2,233,193    $1,899,463

  Cost of sales . . .     1,598,431     1,409,693     1,232,004

  Selling, general
   and administrative
   expenses. . . . .        592,515       556,094       451,467

  Total operating
   expenses. . . . .      2,190,946     1,965,787     1,683,471

  Operating profit. .       301,056       267,406       215,992

  Interest expense. .        13,211        16,813         8,729

  Earnings from
   continuing operations
   before income taxes .    287,845       250,593       207,263

  Income taxes. . . . .     111,239        96,236        78,974

  Earnings from continuing
   operations .  . . . .    176,606       154,357       128,289

  Discontinued operations,
   net of income taxes of
   $0 and $1,630 (1996 -
   gain on sale; 1995  -
   earnings from operations)    --         79,811         2,550

  Net earnings. . . . . .  $ 176,606    $ 234,168     $ 130,839

  Basic earnings per share:
   Continuing operations       $1.32        $1.16         $ .97
   Discontinued operations        --          .60           .02
   Net earnings                $1.32        $1.76         $ .99

  Average shares
   outstanding               133,999      132,950       132,772

  Diluted earnings per share:
   Continuing operations       $ 1.28       $1.13         $ .95
   Discontinued operations        --          .59           .02
   Net earnings                $1.28        $1.72         $ .96

  Average common stock
   and common equivalent
   shares outstanding . .    137,730      136,123       135,685


  The accompanying Notes to Consolidated Financial Statements are an
    integral part of these statements.
DANAHER CORPORATION AND SUBSIDIARIES
 CONSOLIDATED BALANCE SHEETS
  (in thousands)
                                      As of December 31,
  ASSETS                             1997           1996

  Current assets:
  Cash and equivalents . .       $   70,821      $  67,521

  Trade accounts receivable,
   less allowance for doubtful
   accounts of $19,000 and
   $16,000 . . . . . . . . . .      403,858        342,389

  Inventories. . . . . . . . .      265,122        256,909

  Prepaid expenses and other. .      92,252         79,465

     Total current assets . . .     832,053        746,284

  Property, plant and equipment,
   net. . . . . . . . . . . . .     403,488        378,324

  Other assets . .. . . . . . .      84,982        115,634

  Excess of cost over net assets
   of acquired companies, less
   accumulated amortization of
   $129,000 and $103,000 . . . .    863,352        806,489

                                 $2,183,875     $2,046,731

  LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:
  Notes payable and current
   portion of debt . . . . . . . $   35,910    $   17,083

  Trade accounts payable.  . . .    152,066       123,683

  Accrued expenses . . . . . . .    392,321       383,958

     Total current liabilities. .   580,297       524,724

  Other liabilities. . . . . . .    301,250       293,430

  Long-term debt .. . . . . . . .   163,109       222,844

  Stockholders' equity:
   Common stock, one cent par value;
   300,000 shares authorized;
   146,335 and 146,157
   issued; 134,741 and 135,563
   outstanding. . . . . . . . . . .   1,464         1,462

  Additional paid-in capital. . . . 344,843       355,075

  Cumulative foreign translation
   adjustment and other . . . . . . (13,259)        6,449

  Retained earnings. . . . . . . .  806,171       642,747

     Total stockholders' equity. .1,139,219     1,005,733

                                 $2,183,875    $2,046,731

  The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

DANAHER CORPORATION AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
  (in thousands of dollars)

                                          Year Ended December 31,
                                      1997         1996         1995
  Cash flows from
  operating activities:
  Earnings from continuing
   operations  . . . . . . . . . .  $176,606     $154,357     $128,289

  Earnings from discontinued
   operations . . . . . . .  . . .        --           --        2,550

  Depreciation and
   amortization. . . . . . . . . .    91,702       82,424      75,913

  Increase in accounts
   receivable. . . . . . . . . . .   (54,195)     (18,230)    (19,970)

  (Increase) decrease in
   inventories . . . . . . . . . .     9,921       40,189     (21,156)

  Increase in accounts payable. . .   23,842       11,145        (174)

  Change in other assets and
   liabilities. . . . . . . . . . .   54,455      (15,918)     51,973

    Total operating cash flows. . .  302,331      253,967     217,425

  Cash flows from investing activities:
  Payments for additions to
   property, plant and equipment,
   net  . . . . . . . . . . . . . .  (86,881)     (63,981)    (70,442)

  Sale of Fayette Tubular Products .      --      155,000          --

  Net cash paid for acquisitions    (147,238)    (246,427)   (207,941)
     Net cash used in investing
      activities  . . . . . . . . . (234,119)    (155,408)   (278,383)

  Cash flows from financing activities:
  Proceeds from issuance of
   common stock. . . .. . . . . . .   8,742         8,893       6,492

  Dividends paid .. . . . . . . . . (11,932)      (11,215)    (11,369)

  Borrowings(repayments) of debt . .(40,916)      (55,371)     85,970

  Purchase of common stock . . . . .(19,909)      (12,110)     (4,704)

     Net cash provided by(used in)
      financing activities. . . . . (64,015)      (69,803)     76,389

  Effect of exchange rate
   changes on cash. . . . . . . . .    (897)         (299)        241

  Net change in cash and
   equivalents. . . . . . . .  . . .  3,300        28,457      15,672

  Beginning balance of cash
   and equivalents. . .. . .  . . .  67,521        39,064      23,392

  Ending balance of cash
   and equivalents . . . .. . . . . $70,821       $67,521     $39,064

   disclosures:
   Cash interest payments. . . .    $13,782       $17,458     $15,184
   Cash income tax payments . . .   $79,972       $91,584     $80,259
   Common stock issued for
     acquisitions . . . . . . . .   $    --       $ 8,883     $    --


  The accompanying Notes to Consolidated Financial Statements are an
    integral part of these statements.
DANAHER CORPORATION AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
  (in thousands of dollars)

                                 Common Stock        Additional
                                Shares     Amount    Paid-in Capital

  Balance, December 31, 1994      144,181   $1,442     $ 342,669
   Net earnings for
    the year. . . . . .             -           -            -
   Dividends declared. .            -           -            -
   Common stock issued
    for options
    exercised. . . . . .              416        4          6,488
   Purchase of Common Stock                                (4,704)
   Increase from
    translation of
    foreign financial
    statements. . . . . .           -           -             -


  Balance,  December 31, 1995     144,597     1,446       344,453
   Net earnings for
    the year. . . . . . .
   Dividends declared. . .
   Common stock issued
    for options
    exercised. . . . . .              966        10        13,855
   Unrealized gain on
    securities held . . .
   Decrease from
    translation of
    foreign financial
    statements. . . . . .
   Purchase of common
    stock . . . .. . . . .                                (12,110)
   Common stock issued
    for acquisitions . . .            594        6          8,877

  Balance, December 31, 1996      146,157     1,462       355,075
   Net earnings for
    the year. . . . . .
   Dividends declared. .
   Common stock issued
    for options
    exercised. . . . .                178        2          8,742
   Purchase of common
    stock . .. . . . . .                                  (19,909)
   Decrease from
    translation of
    foreign financial
    statements. .. . . .
   Unrealized gain on
    securities held  . .
   Other . . . . . . . .                                     935

  Balance, December 31, 1997      146,335  $1,464      $ 344,843


  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


  DANAHER CORPORATION AND SUBSIDIARIES
   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)
  (in thousands of dollars)


                                             Cumulative Foreign
                               Retained    Translation Adjustment
                               Earnings         and Other

  Balance, December 31, 1994   $ 298,994     $(5,086)
   Net earnings for
    the year. . . . . .          130,839          -
   Dividends declared. .         ( 9,744)        -
   Common stock issued
    for options
    exercised. . . . . .              -           -
   Purchase of Common Stock
   Increase from
    translation of
    foreign financial
    statements. . . . . .             -        11,466


  Balance,  December 31, 1995     420,089       6,398
   Net earnings for
    the year. . . . . . .         234,168
   Dividends declared. . .        (11,510)
   Common stock issued
    for options
    exercised. . . . . .
   Unrealized gain on
    securities held. . . .            -         4,000
   Decrease from
    translation of
    foreign financial
    statements. . . . . .                      (3,949)

  Purchase of common stock
  Common stock issued for
   acquisitions

  Balance, December 31, 1996      642,747       6,449
   Net earnings for
    the year. . . . . .           176,606
   Dividends declared. .          (12,278)
   Common stock issued
    for options
    exercised. . . . .
   Purchase of common
    stock . .. . . . . .
   Unrealized gain on securities
    held . . . . . . . . . . . .                 1,700
   Sale of securities held . . .                (4,000)
   Decrease from
    translation of
    foreign financial
    statements. .. . . .                       (17,408)
   Other . . . . . . . . . . . .     (904)

  Balance, December 31, 1997    $ 806,171     $ (13,259)


  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

    (1)  Summary of Significant Accounting Policies:

       Accounting Principles - The consolidated financial statements include the accounts of the Company and its subsidiaries. The accounts of certain of the Company's foreign subsidiaries are included on the basis of a fiscal year ending November 30. This procedure was adopted to allow sufficient time to include these companies in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated upon consolidation. Preparation of these consolidated financial statements necessarily includes the use of management's estimates.

       Inventory Valuation - Inventories include material, labor and overhead and are stated principally at the lower of cost or market using the last-in, first-out method (LIFO).

       Property, Plant and Equipment - Property, plant and equipment are carried at cost. The provision for depreciation has been computed principally by the straight-line method based on the estimated useful lives (3 to 35 years) of the depreciable assets.

       Other Assets - Other assets include principally deferred income taxes, equity securities, noncurrent trade receivables and capitalized costs associated with obtaining financings which are being amortized over the term of the related debt. Available for sale equity securities have been shown at their fair market value.

       Fair Value of Financial Instruments - For cash and equivalents, the carrying amount is a reasonable estimate of fair value. For long-term debt, rates available for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

       Excess of Cost Over Net Assets of Acquired Companies - This asset is being amortized on a straight-line basis over forty years. $25,786,000, $22,796,000 and $17,134,000 of amortization was charged to expense for the years ended December 31, 1997, 1996 and 1995, respectively. When events and circumstances so indicate, all long-term assets, including the Excess of Cost Over Net Assets of Acquired Companies, are assessed for recoverability based upon cash flow forecasts. Should an impairment exist, fair value estimates would be determined based on the cash flow forecasts, discounted at a market rate of interest.

       Foreign Currency Translation - Exchange adjustments resulting from foreign currency transactions are generally recognized in net earnings, whereas adjustments resulting from the translation of financial statements are reflected as a separate component of stockholders' equity. Net foreign currency transaction gains or losses are not material in any of the years presented.

       Statements of Cash Flows - The Company considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

       Income Taxes - The Company provides income taxes for unremitted earnings of foreign subsidiaries which are not considered permanently reinvested in that operation.

       Earnings Per Share - The computation of diluted earnings per share is based on the weighted average number of common shares and common stock equivalents outstanding during the year.

       Discontinued Operations - In January, 1996, the Fayette Tubular
  Products subsidiary was sold for approximately $155 million.   A gain of
  approximately $80 million was recognized in 1996. Net sales for Fayette were $155 million in 1995.

  (2)  Acquisitions:

       On July 9, 1998, Fluke Corporation was acquired and merged into the Company. The Company issued 17,785,122 shares of common stock in exchange for all outstanding Fluke shares. The transaction was a tax-free reorganization and was accounted for as a pooling-of-interests. Accordingly, the financial statements as presented have been restated to reflect the combined companies. Fluke Corporation's year end was a 52/53-week fiscal year ending on the last Friday in April. To combine with the Company, the twelve month periods ending January 23, 1998, January 24, 1997 and January 26, 1996 for Fluke have been utilized. Fluke is engaged in the manufacture and marketing of compact, professional electronic test tools.

       The Company obtained control of Pacific Scientific Company as of March 9, 1998. Total consideration was approximately $420 million. The fair value of assets acquired was approximately $520 million and approximately $100 million of liabilities were assumed. The transaction is being accounted for as a purchase.

       The Company obtained control of Acme-Cleveland Corporation (Acme) as of July 2, 1996. Total consideration for Acme was approximately $200 million. The fair value of assets acquired was approximately $240 million, including $140 million of excess cost over net assets acquired, and approximately $40 million of liabilities were assumed. The transaction was accounted for as a purchase.

       The unaudited pro forma information for the period set forth below gives effect to this transaction as if it had occurred at the beginning of the period. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time (unaudited, 000's omitted):


                                                        Year Ended
                                                    December 31, 1996

  Net Sales . . . . . . . . . .. . . . . . . . . . . . . .$ 2,307,015
  Net Earnings from continuing operations . . . . . . . . .   155,595
  Earnings per share from continuing operations (diluted). .   $ 1.14


       The Company obtained control of Joslyn Corporation (Joslyn) as of September 1, 1995 when Joslyn's shareholders tendered approximately 75% of the outstanding shares to the Company for $34 per share in cash. The remaining 25% was acquired in October, 1995. Total consideration for Joslyn was approximately $245 million. The fair value of assets acquired was approximately $345 million, including $180 million of excess of cost over net assets acquired, and approximately $100 million of liabilities were assumed. The transaction was accounted for as a step acquisition purchase. Results of operations reflect a minority interest elimination for the two-month period between the change in control and the merger of Joslyn.

       In 1997, the Company acquired Gems Sensors and Current Technology and several other entities. Aggregate consideration for these transactions was approximately $147 million. The fair value of the assets acquired was approximately $167 million and approximately $20 million of liabilities were assumed in the acquisitions. The transactions have been accounted for as purchases. These acquisitions had no significant impact on 1997 results of operations. These entities have combined annual sales levels of approximately $130 million.

  (3)  Inventory:

       The major classes of inventory are summarized as follows (000's omitted):
                                  December 31, 1997     December 31, 1996
  Finished goods. . . . . . . .      $    99,983          $   103,748
  Work in process. . . . .. . .           67,056               59,029
  Raw material . . . . . .. . .           98,083               94,132
                                     $   265,122          $   256,909


  If the first-in, first-out (FIFO) method had been used for inventories valued at LIFO cost, such inventories would have been $8,940,000 and $10,959,000 higher at December 31, 1997 and 1996, respectively.


  (4)  Property, Plant and Equipment:

       The major classes of property, plant and equipment are summarized as follows (000's omitted):

                                  December 31, 1997      December 31, 1996

  Land and improvements . . . . .    $   23,926            $   23,258
  Buildings . . . . . . . . . . .       158,872               154,101
  Machinery and equipment.. . . .       601,689               532,438
                                        784,487               709,797
  Less accumulated depreciation. .     (380,999)             (331,473)
  Property, plant and equipment. .   $  403,488            $  378,324


  (5)  Financing:

       Financing consists of the following (000's omitted):

                                   December 31, 1997      December 31, 1996

  Notes payable . . . . . . . .       $   85,900           $ 100,600
  Other . . . . . . . . . . . .          113,119             139,327
                                         199,019             239,927
  Less-currently payable. . . .           35,910              17,083
                                      $  163,109           $ 222,844

       The Notes had an original average life of approximately 6.5 years and an average interest cost of 7.2%. Principal amortization began in December 1995 and continues through April 2003. The estimated fair value of the Notes was approximately equal to their carrying value as of December 31, 1997 and 1996.

       Other includes principally short-term borrowings under uncommitted lines of credit which are payable upon demand. The carrying amount approximates fair value. The Company has a bank credit facility which provides revolving credit through September 30, 2001, of up to $250 million. The Company has complied with covenants relating to maintenance of working capital, net worth, debt levels, interest coverage, and payment of dividends applicable to the Notes and the revolving credit facility. The facility provides funds for general corporate purposes at an interest rate of LIBOR plus .125%. Weighted average borrowings under the bank facility were $-0-, $-0- and $5,000,000 for the years ended December 31, 1997, 1996 and 1995. Maximum amounts outstanding for these years were $-0-, $-0- and $60,000,000, respectively. The Company is charged a fee of
 .075% per annum for the facility. Commitment and facility fees of $187,500, $234,000 and $216,000 were incurred in 1997, 1996 and 1995, respectively. Interest expense of $7,150,000 is included in discontinued operations for the year ended December 31, 1995. The weighted average interest rate for short-term borrowings was 5.9%, 5.8% and 6.0% for each of the three years ended December 31, 1997.

       Other debt is classified as noncurrent as management intends to refinance it and the bank credit facility provides the ability to refinance maturities to September 30, 2001.

      The minimum principal payments during the next five years are as follows: 1998 - $35,910,000; 1999 - $43,399,000; 2000 - $202,000; 2001 -
$88,900,000; 2002 - $225,000 and $30,383,000 thereafter.


(6)  Accrued Expenses and Other Liabilities:

       Selected accrued expenses and other liabilities include the following (000's omitted):

                                December 31, 1997      December 31, 1996
                              Current    Noncurrent   Current  Noncurrent

  Employee compensation. . . $  52,247   $  40,356  $  53,162  $  38,528
  Insurance, including self
   insurance . . . . . . . . .   8,809      58,230     11,163     48,463
  Post retirement benefits. .    5,000      75,553      5,000     71,819
  Environmental compliance . .  27,921      49,296     29,725     53,064

       Approximately $17 million of accrued expenses and other liabilities were guaranteed by bank letters of credit.


  (7)  Pension and Employee Benefit Plans:

       The Company has noncontributory defined benefit pension plans which cover certain of its domestic hourly employees. Benefit accruals under most of these plans have ceased, and pension expense for defined benefit plans is not significant for any of the periods presented. It is the Company's policy to fund, at a minimum, amounts required by the Internal Revenue Service.

       The following sets forth the funded status of the plans as of the most recent actuarial valuations (000's omitted):

                                 1997                       1996
                             Assets Exceed    Assets Exceed    Accumulated
                              Accumulated      Accumulated       Benefits
                               Benefits         Benefits       Exceed
Assets

  Actuarial present value of
   benefit obligations:
    Vested benefit obligation..  $199,708       $111,268        $55,587
    Accumulated benefit
      obligation. . . . . . . .   206,539        114,648         58,371


  Projected benefit obligation..  217,721        129,459         58,371

  Fair value of plan assets
   (consisting of stocks, bonds
    and temporary cash
    investments) . . . . . . . .  255,957        149,047         55,040

  Projected benefit obligation
   (in excess of) or less than
    plan assets. . . . . . . . .   38,236         19,588         (3,331)

  Unrecognized net (gain) loss..  (17,395)       ( 4,583)         4,257

  Unrecognized net asset . . . .   (1,814)          (952)        (1,129)

  Pension (liability) prepaid
   recognized in the balance
   sheet. . . . . . . . . . . .  $ 19,027       $ 14,053        $  (203)


       The expected long-term rate of return on plan assets was 10%. The discount rate used in determining pension cost and benefit obligations was 7.5% at January 1, 1997 and 7.25% at December 31, 1997.

       Substantially all employees not covered by defined benefit plans are covered by defined contribution plans which generally provide funding based on a percentage of compensation.

       Pension expense for all plans amounted to $29,791,000, $25,894,000 and $18,865,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

       In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for some of its retired employees. Certain employees may become eligible for these benefits as they reach normal retirement age while working for the Company.

       Post retirement benefits cost included the following components (000's omitted):

                           1997             1996           1995

  Service cost . . . .   $   336           $   536       $   298

  Interest cost  . . .     4,058             4,295         4,734

                         $ 4,394           $ 4,831       $ 5,032


       The following sets forth the program's funded status (000's omitted):

                                 December 31, 1997       December 31, 1996

  Accumulated Post Retirement
   Benefit Obligation (APBO):
    Retirees. . . . . . . . . .      $61,123                 $52,387
    Fully eligible active
     participants. . . . . . . .       7,175                  10,563
    Other active participants ..       2,463                   9,243

       Total APBO . . . . . . . .     70,761                  72,193

  Net Gains . . . . . . . . . . .      9,792                   4,626

  Plan assets . . . . . . . . . .       --                       --

    Accrued Liability . . . . . .    $80,553                 $76,819


       A 10% annual rate of increase in per capita costs of covered health care benefits was assumed for 1998, decreasing to 6% by 2002. A 1% increase in the assumed cost trend assumption would increase the APBO by $6.4 million and would have increased 1997 costs by approximately $500,000. Discount rates of 7.25% and 7.50% were used to determine both Plan costs and the APBO as of December 31, 1997 and 1996, respectively.


  (8)  Stock Transactions:

     The common stock of the Company was split two-for-one to holders of record as of May 5, 1998. All common stock and per share amounts have been restated to reflect the stock split for all periods presented.

     The Company has adopted a non-qualified stock option plan for which it is authorized to grant options to purchase up to 15,000,000 shares. Under the plan, options are granted at not less than 85% of existing market prices, expire ten years from the date of grant and generally vest ratably over a five-year period. An option to acquire 2,000,000 shares was granted to a senior executive outside of the plan in 1990.

       Changes in stock options were as follows:

                                         Number of Shares
                                           Under Option
                                           (thousands)

  Outstanding at December 31, 1994              6,802

  Granted (average $15.36 per share)              767

  Exercised (average $4.77 per share)            (416)

  Cancelled                                      (273)

  Outstanding at December 31, 1995
  (average $7.12 per share)                     6,880

  Granted (average $18.81 per share)            1,774

  Exercised (average $3.88 per share)            (967)

  Cancelled                                      (377)

  Outstanding at December 31, 1996
  (average $10.18 per share)                    7,310

  Granted (average $24.78 per share)            3,204

  Exercised (average $7.63 per share)            (178)

  Cancelled                                      (209)

  Outstanding at December 31, 1997 (at
  $2.97 to $30.10 per share, average
  $14.86 per share)                            10,127


       As of December 31, 1997, options with a weighted average remaining life of 4.6 years covering 4,714,000 shares were exercisable at $2.97 to $22.82 per share (average $7.60 per share) and options covering 2,904,000 shares remain available to be granted.

       Options outstanding at December 31, 1997 are summarized below:

                    Average      Average    Average               Average
      Exercise       Number      Exercise  Remaining    Number   Exercise
       Price       Outstanding    Price      Life     Exercisable   Price
                   (thousands)                        (thousands)

   $2.97 to  $4.25    1,621      $3.35     2 years      1,621     $3.35
   $4.50 to  $6.75    1,401      $6.06     5 years      1,230     $5.97
   $7.47 to $11.13    1,048      $8.83     6 years        828     $8.81
  $11.32 to $14.44    1,149     $13.17     7 years        568    $12.90
  $15.57 to $22.82    2,946     $20.42     9 years        467    $18.27
  $22.94 to $30.10    1,962     $26.71    10 years         --       --


       Nonqualified options have been issued only at fair market value exercise prices as of the date of grant during the periods presented herein, and the Company's policy does not recognize compensation costs for options of this type. Beginning in 1996, the pro-forma costs of these options granted subsequent to January 1, 1995 have been calculated using the Black-Scholes option pricing model and assuming a 7% risk-free interest rate, a 10-year life for the option, a 15% expected volatility and dividends at the current annual rate. The weighted average grant date fair market value of options issued was approximately $7 per share in 1995, $8 per share in 1996 and $10 per share in 1997. Had this method been used in the determination of income, net income would have decreased by, approximately $5.3 million in 1997 and $1.4 million in 1996 and diluted earnings per share would have decreased by $.04 in 1997 and $.01 in 1996. Since this amount represents only the proforma effect of options granted since January 1, 1995, there was only a negligible impact on reported net income for 1995, and these proforma amounts are not likely to be representative of the effects on proforma net income for future years.


  (9)  Leases and Commitments:

       The Company's leases extend for varying periods of time up to 10 years and, in some cases, contain renewal options. Future minimum rental payments for all operating leases having initial or remaining noncancelable lease terms in excess of one year are $21,000,000 in 1998, $18,000,000 in 1999, $13,000,000 in 2000, $9,000,000 in 2001, $8,000,000
  in 2002 and $17,000,000 thereafter. Total rent expense charged to income for all operating leases was $25,000,000, $23,000,000 and $24,000,000 for the years ended December 31, 1997, 1996, and 1995, respectively.


  (10) Litigation and Contingencies:

       A former subsidiary of the Company is engaged in litigation in multiple states with respect to product liability. The Company sold the subsidiary in 1987. Under the terms of the sale agreement, the Company agreed to indemnify the buyer of the subsidiary for product liability related to tools manufactured by the subsidiary prior to June 4, 1987.
The cases involve approximately 3,000 plaintiffs, in state and federal courts in multiple states. All other major U.S. air tool manufacturers are also defendants. The gravamen of these complaints is that the defendants' air tools, when used in different types of manufacturing environments over extended periods of time, were defective in design and caused various physical injuries. The plaintiffs seek compensatory and punitive damages. The cases are in preliminary stages of discovery and pleading and the Company intends to defend its position vigorously. The Company's maximum indemnification obligation under the contract is approximately $85,000,000. The Company believes it has insurance coverage for all or a substantial part of the damages, if any. The outcome of this litigation is not currently predictable.

       A subsidiary, Joslyn Manufacturing Company (JMC), previously operated wood treating facilities that chemically preserved utility poles, pilings and railroad ties. All such treating operations were discontinued or sold prior to 1982. These facilities used wood preservatives that included creosote, pentachlorophenol and chromium-arsenic-copper. While preservatives were handled in accordance with then existing law, environmental law now imposes retroactive liability, in some circumstances, on persons who owned or operated wood-treating sites. JMC is remediating some of its former sites and will remediate other sites in the future. The Company has made a provision for environmental remediation; however, there can be no assurance that estimates of environmental liabilities will not change.

       JMC is a defendant in a class action tort suit. The suit alleges exposure to chemicals, allegedly causing various physical injuries, and property devaluation resulting from wood treating operations previously conducted at a Louisiana site. The size of the class, the number of injuries related to the alleged exposures and the amount of alleged damages are all disputed and uncertain. The Company has tendered the defense of the suit to its insurance carrier. The Company believes that it may have adequate insurance coverage for the litigation; however, because of the above uncertain ties, the Company is unable to determine at this time the potential liability, if any.

       In addition to the litigation noted above, the Company is from time to time subject to routine litigation incidental to its business. These lawsuits primarily involve claims for damages arising out of the use of the Company's products, some of which include claims for punitive as well as compensatory damages. The Company is also involved in proceedings with respect to environmental matters including sites where the Company has been identified as a potentially responsible party under federal and state environmental laws and regulations. The Company believes that the results of the above noted litigation and other pending legal proceedings will not have a materially adverse effect on the Company's results of operations or financial condition, notwithstanding any related insurance recoveries.

       A subsidiary of the Company has sold, with limited recourse, certain of its accounts and notes receivable. A provision for estimated losses as a result of the limited recourse has been included in accrued expenses.
No gain or loss arose from these transactions.

  (11) Income Taxes:

       The provision for income taxes for the years ended December 31 consists of the following (000's omitted):

                              1997        1996       1995
   Current:
     Federal. . . . . . .   $95,249      $69,357    $71,906
     State and local. . .    12,925        6,600      8,000
     Foreign. . . . . . .     7,481       12,113      5,000
        Total current ...  $115,655      $88,070    $84,906

   Deferred:
     Federal. . . . . . .    (1,276)       8,233     (5,917)
     Other . .  . . . . .    (3,140)         (67)       (15)
        Total deferred . .   (4,416)       8,166     (5,932)

   Income tax provision . .$111,239      $96,236    $78,974


       Deferred income taxes are reflected in prepaid expenses and other current assets and in other assets. Deferred tax assets (the valuation allowances relate to foreign jurisdictions where operating loss carryforwards exist) consist of the following (000's
  omitted):
                                         December 31,
                                    1997              1996

   Bad debt allowance .. . .. .   $  6,686         $  5,805
   Inventories . . .. . . . . .      3,656            5,488
   Property, plant and equipment.  (37,478)         (34,403)
   Post retirement benefits. .. .   32,319           30,552
   Insurance, including self
    insurance  . . . . . .. . . .   21,755           18,920
   Environmental compliance . . .   26,043           28,102
   Other accruals . . . . . . . .   47,062           48,933
   All other accounts . . . . . .   (7,425)          (9,668)
   Operating loss carryforwards .   15,203           28,096
   Gross deferred tax asset. .  .  107,821          121,825
   Valuation allowances. .. . . .  (10,852)         (23,461)
   Net deferred tax asset . . . . $ 96,969         $ 98,364



       The effective income tax rate for the years ended December 31 varies from the statutory Federal income tax rate as follows:

                                         Percentage of Pre-Tax Earnings
                                          1997      1996        1995

  Statutory Federal income tax rate. .    35.0%      35.0%      35.0%

  Increase (decrease) in tax rate
   resulting from:
    Permanent differences in amortization
     of certain assets for tax and
     financial reporting purposes. . .     3.3        2.9        2.2

  State income taxes (net of Federal
   income tax benefit).. . . . . . . . .   2.9        1.7        2.5

  Taxes on foreign earnings. . . . . . .  (2.6)      (1.2)      (1.6)

  Effective income tax rate. . . . . . .  38.6%      38.4%      38.1%


  (12) Segment Data:

       The Company operates within two major business segments: Tools and Components, and Process/Environmental Controls. The Tools and Components segment has a customer which accounted for approximately 11%, 11% and 13% of total sales in 1997, 1996 and 1995, respectively.

       Operating profit represents total revenues less operating expenses, excluding interest and taxes on income. The identifiable assets by segment are those used in each segment's operations. Intersegment amounts are eliminated to arrive at consolidated totals.

       The detail segment data is presented in the following table (000's omitted):

  Operations in Different Industries -
                                               Year Ended December 31,
                                       1997           1996         1995
  Total Sales:
    Tools and Components            $1,192,761     $1,103,443   $1,005,005
    Process/Environmental Controls   1,299,241      1,129,750      894,458
                                    $2,492,002     $2,233,193   $1,899,463

  Operating Profit:
    Tools and Components           $  144,370     $  128,118   $  112,981
    Process/Environmental Controls    171,141        153,513      116,539
    Other                             (14,455)       (14,225)     (13,528)
                                   $  301,056     $  267,406   $  215,992

  Identifiable Assets:
    Tools and Components           $  832,614     $  861,345   $  821,604
    Process/Environmental Controls  1,264,384      1,130,856      869,453
    Other                              86,877         54,530       64,921
                                   $2,183,875     $2,046,731   $1,755,978

  Depreciation and Amortization:
    Tools and Components           $   44,908     $   40,237   $   35,211
    Process/Environmental Controls     46,794         42,187       40,702
                                   $   91,702     $   82,424   $   75,913

  Capital Expenditures:
    Tools and Components           $   38,304     $   31,346   $   48,500
    Process/Environmental Controls     48,577         32,635       21,942
                                   $   86,881     $   63,981   $   70,442



  Operations in Geographical Areas -
                                             Year Ended December 31,
                                         1997          1996          1995
  Total Sales:
    United States. . . .  . . . . . $1,979,346     $1,796,303   $1,444,081
    Europe  . . . . . . . . . . . .    370,835        359,486      371,779
    Other.. . . . . . . . . . . . .    141,821         77,404       83,603
                                    $2,492,002     $2,233,193   $1,899,463

  Operating Profit:
    United States. . . . . . . . .  $  260,847     $  237,781   $  177,191
    Europe . . . . . . . . . . . .      26,926         23,020       31,046
    Other. . . . . . . . . . . . .      13,283          6,605        7,755
                                    $  301,056     $  267,406   $  215,992

  Identifiable Assets:
    United States. . . . . . . . .  $1,727,727     $1,733,304   $1,449,184
    Europe  . . . . . . . . . . . .    368,167        278,733      274,405
    Other.  . . . . . . . . . . . .     87,981         34,694       32,389
                                    $2,183,875     $2,046,731   $1,755,978



  (13)  Quarterly Data-Unaudited (000's omitted except per share data)

                                               1997
                         1st Quarter  2nd Quarter  3rd Quarter  4th Quarter

  Net sales . . . . .    $ 581,530    $ 608,369     $ 626,785   $  675,318

  Gross profit. . . .      198,316      220,824       232,815      241,616

  Operating profit. .       55,950       76,244        83,084       85,778

  Net earnings. . . .       31,756       44,838        49,258       50,754

  Earnings per share:
    Basic. . . . . . .       $ .24        $ .34         $ .37        $ .38
    Diluted. . . . . .       $ .23        $ .33         $ .36        $ .37


                                               1996
                         1st Quarter  2nd Quarter  3rd Quarter  4th Quarter

  Net sales . . . .. .    $515,795     $536,051      $576,260     $605,087

  Gross profit. .  . .     184,292      192,386       206,516      240,306

  Operating profit.. .      58,061       64,905        70,375       74,065

  Earnings from continuing
   operations . . . . . .   33,941       38,084        39,981       42,351

  Gain on sale from
   discontinued operations  79,811          -             -           -

  Net earnings. . . . . .  113,752       38,084        39,981       42,351

  Basic earnings per share:
   Continuing operations    $ .26         $ .29          $ .30       $ .32
   Discontinued operations    .60            -             -           -
   Net earnings             $ .86         $ .29          $ .30       $ .32

  Diluted earnings per share:
   Continuing operations    $ .25         $ .28          $ .29       $ .31
   Discontinued operations    .59            -             -            -
   Net earnings             $ .84         $ .28          $ .29       $ .31


(14)  Allowance for Doubtful Accounts:

       Details of activity related to the allowance for doubtful accounts is presented below:
                               Additions

                   Balance at  Charged to  Charged   Write Offs,  Balance
Classification     Beginning    Costs &   to other   Write Downs  at end of
                   of Period   Expenses   Accounts  & Deductions   Period

Year Ended December 31, 1997

Allowances deducted
from asset accounts:

Allowance for
doubtful accounts    $16,000   $ 6,986    $  510(a)   $ 4,496    $19,000

Year Ended December 31, 1996

Allowances deducted
from asset accounts:

Allowance for
doubtful accounts    $14,000   $ 6,161    $  507(a)   $ 4,668    $16,000

Year Ended December 31, 1995

Allowances deducted
from asset accounts:

Allowance for                                           4,661
doubtful accounts    $12,000   $ 5,567   $ 2,961(a)   $ 1,867(b) $14,000

Notes: (a)- Amounts related to businesses acquired.
       (b)- Amounts related to businesses disposed of.